HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2023

MUSCATINE, Iowa (August 8, 2023) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended July 1, 2023 of $563.5 million and a net loss of $12.8 million. GAAP earnings per diluted share declined from $0.72 in the prior year to ($0.30) in the current year primarily due to transaction expenses related to the acquisition of Kimball International. When excluding acquisition expenses and select other items, non-GAAP net income per diluted share was $0.55, compared to $0.52 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Second Quarter Highlights
•Grew non-GAAP profit in a challenging demand environment. Although one-time expenses related to the Kimball International acquisition impacted GAAP profit measures, non-GAAP EPS grew six percent despite a nine percent (15 percent organic) decline in net sales compared to the prior year. Improved price-cost and recent profit improvement actions more than offset lower volume.
•Delivered significant profit improvement in Workplace Furnishings. Segment GAAP operating profit grew 33 percent driven by a 90 basis point expansion of GAAP operating margin to 3.8 percent. On a year-over-year basis and excluding the impact of the Kimball International acquisition, segment non-GAAP operating margin expanded 550 basis points to 8.5 percent. This is the highest non-GAAP margin level since the third quarter of fiscal year 2019. Segment non-GAAP operating profit, excluding the impact of the Kimball International acquisition, grew 149 percent compared to the prior year, marking the fifth consecutive quarterly period of year-over-year improvement.
•Kimball International accretion moves significantly higher due to planned exit of Poppin. The Corporation intends to divest Poppin, which was acquired by Kimball International in 2020. Based on trailing 12-month results, exiting Poppin is estimated to increase annual operating profit by $20 million while reducing annual revenue by $56 million. Poppin is classified as “held for sale” on the Corporation’s financial statements, and the divestiture is expected to be completed during the third quarter of 2023.
Poppin’s losses have masked the strength of Kimball International’s core businesses, which collectively generate strong operating margins. Further, the Corporation is increasingly confident in the strategic and financial rationale for the combination of HNI and Kimball International and confirms the previously announced annual run-rate synergies of $25 million, not including eliminating Poppin’s $20 million annual loss. In addition, the Corporation now sees the strong potential for additional synergies and will provide updates as the integration process progresses.
•Profit support actions in place in Residential Building Products. The Residential Building Products segment continues to face volume pressure, consistent with general weakness in the broader housing market. In response to the volume declines, the Corporation enacted new cost reduction actions. These actions will begin to support profitability in the third quarter of 2023. The intermediate- to long-term demand dynamics remain encouraging for the segment, and the Corporation is well positioned for sustained long-term profit growth.

“Our members delivered an excellent quarter. In Workplace Furnishings, our profit transformation efforts are ahead of schedule as evidenced by our margin expansion and profit growth. And since closing, we are even more confident our combination with Kimball International will give us a stronger platform for growth in our Workplace Furnishings segment. In Residential Building Products, we are taking actions to support near-term profitability while staying focused on our attractive long-term opportunities in both the new construction and remodel/retrofit spaces,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023	July 2, 2022	Change
GAAP
Net Sales	$563.5	$621.7	(9.4%)
Gross Profit %	38.3%	35.5%	280	bps
SG&A %	37.4%	30.5%	690	bps
Restructuring and Impairment Charges %	1.4%	0.2%	120	bps
Operating Income (Loss)	($3.6)	$29.9	(111.9%)
Operating Income (Loss) %	(0.6%)	4.8%	-540	bps
Effective Tax Rate	(41.8%)	(9.0%)
Net Income (Loss) %	(2.3%)	4.9%	-720	bps
EPS – diluted	($0.30)	$0.72	(141.7%)

Non-GAAP
Gross Profit %	38.2%	35.5%	270	bps
Operating Income	$36.6	$31.1	17.7%
Operating Income %	6.5%	5.0%	150	bps
EPS – diluted	$0.55	$0.52	5.8%

The following table contains results for (1) the Corporation’s legacy business, excluding the impacts of the Kimball International acquisition (“Legacy HNI”), (2) the newly acquired Kimball International business, excluding Poppin (“KII”), and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023				July 2, 2022
GAAP	Legacy HNI	KII*	Poppin*	Consolidated HNI*	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$507.5	$52.0	$4.0	$563.5	$621.7	(18.4%)		(9.4%)
Gross Profit	$192.7	$20.9	$2.0	$215.5	$220.6	(12.6%)		(2.3%)
Gross Profit %	38.0%	40.2%	49.1%	38.3%	35.5%	250	bps	280	bps
Restructuring and Impairment	$2.1	$—	$6.0	$8.1	$1.0	107.3%		707.3%
Operating Income (Loss)	$8.9	($5.3)	($7.1)	($3.6)	$29.9	(70.1%)		(111.9%)
Operating Income (Loss) %	1.8%	(10.3%)	(179.6%)	(0.6%)	4.8%	-300	bps	-540	bps
EPS - diluted	$0.20			($0.30)	$0.72	(72.2%)		(141.7%)

Non-GAAP
Gross Profit	$192.4	$20.9	$2.0	$215.3	$220.8	(12.8%)		(2.5%)
Gross Profit %	37.9%	40.2%	49.1%	38.2%	35.5%	240	bps	270	bps
Operating Income (Loss)	$32.7	$5.0	($1.1)	$36.6	$31.1	5.3%		17.7%
Operating Income (Loss) %	6.5%	9.6%	(28.7%)	6.5%	5.0%	150	bps	150	bps
EPS - diluted	$0.55			$0.55	$0.52	5.8%		5.8%
*2023 second quarter results reflect one month of KII and Poppin.

Second Quarter Summary Comments
•Consolidated net sales decreased 9.4 percent from the prior-year quarter to $563.5 million. On an organic basis, sales decreased 14.8 percent year-over-year. The acquisition of Kimball International in the current quarter increased year-over-year net sales by $56.0 million, while the acquisition of a residential building products company in the second quarter of 2022 increased year-over-year sales by $0.9 million. The sale of the Corporation’s China- and Hong Kong-based Lamex office furniture business in the third quarter of 2022 decreased year-over-year sales by $27.0 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 280 basis points compared to the prior-year quarter. This increase was driven by favorable price-cost, improved net productivity, and the impact of the Kimball International acquisition, partially offset by lower volume.
•Selling and administrative expenses as a percent of sales increased 690 basis points compared to the prior-year quarter. The increase was primarily driven by $31.3 million of costs associated with the acquisition of Kimball International. Also contributing to the increase was lower volume, partially offset by price realization and lower core SG&A.

•Restructuring and impairment charges totaled $8.1 million in the current quarter, primarily in connection with the planned exit of the Poppin business.
•Non-GAAP net income per diluted share was $0.55 compared to $0.52 in the prior-year quarter. The increase was driven by favorable price-cost, lower core SG&A, and improved net productivity, partially offset by lower volume and higher interest expense.
•Non-GAAP net income per diluted share in the current quarter includes an effective tax rate of 22.4 percent, compared to a GAAP tax rate of (41.8) percent. The negative GAAP tax rate in the current-year period was driven by non-deductible costs related to the acquisition of Kimball International.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 1, 2023	July 2, 2022	Change
GAAP
Net Sales	$413.0	$406.7	1.6%
Operating Income	$15.9	$11.9	33.1%
Operating Income %	3.8%	2.9%	90	bps

Non-GAAP
Operating Income	$34.0	$12.1	180.9%
Operating Income %	8.2%	3.0%	520	bps

The following table contains results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of the Kimball International acquisition (“Legacy Workplace”), (2) KII, and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 1, 2023				July 2, 2022
GAAP	Legacy Workplace	KII*	Poppin*	Total Workplace*	Total Workplace	Legacy Change		Total Change
Net Sales	$357.1	$52.0	$4.0	$413.0	$406.7	(12.2%)		1.6%
Operating Income (Loss)	$28.4	($5.3)	($7.1)	$15.9	$11.9	137.8%		33.1%
Operating Income (Loss) %	8.0%	(10.2%)	(177.5%)	3.8%	2.9%	510	bps	90	bps

Non-GAAP
Operating Income (Loss)	$30.2	$5.0	($1.1)	$34.0	$12.1	149.2%		180.9%
Operating Income (Loss) %	8.5%	9.6%	(28.7%)	8.2%	3.0%	550	bps	520	bps
*2023 second quarter results reflect one month of KII and Poppin.

•Workplace Furnishings net sales increased 1.6 percent from the prior-year quarter to $413.0 million. On an organic basis, sales decreased 5.9 percent year-over-year. The impact of the Kimball International acquisition in the current quarter increased sales by $56.0 million over the prior-year quarter, while the sale of Lamex in the third quarter of 2022 decreased sales $27.0 million compared to the prior-year quarter.
•Workplace Furnishings GAAP operating margin improved 90 basis points versus the prior-year quarter, driven by favorable price-cost, lower core SG&A, and improved net productivity, partially offset by $10.3 million in Kimball International acquisition costs and $6.0 million of costs related to the planned exit of Poppin.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 1, 2023	July 2, 2022	Change
GAAP
Net Sales	$150.4	$215.1	(30.1%)
Operating Profit	$15.6	$37.0	(57.9%)
Operating Profit %	10.3%	17.2%	-690	bps

Non-GAAP
Operating Profit	$16.8	$37.0	(54.5%)
Operating Profit %	11.2%	17.2%	-600	bps

•Residential Building Products net sales decreased 30.1 percent from the prior-year quarter to $150.4 million. On an organic basis, sales decreased 30.5 percent year-over-year primarily due to housing market weakness. Remodel/retrofit sales, which also were negatively impacted by the normalization of trade inventory, declined more than new construction sales. The impact of a residential building products company acquired in the second quarter of 2022 increased sales $0.9 million compared to the prior-year quarter.
•Residential Building Products operating profit margin compressed 690 basis points year-over-year, driven by lower volume, partially offset by favorable price-cost, improved net productivity, and lower variable compensation.

Order Rates
•In the Workplace Furnishings segment, organic orders during the first six months of 2023 grew three percent year-over-year. Orders from small-to-medium sized customers outperformed orders from contract customers.
Second quarter organic orders in the segment decreased six percent compared to the prior year, which benefited from pull ahead activity related to price increases. Comparing orders over the first half smooths the distortion related to price increase timing and offers clearer indication of demand.
•Orders in the Residential Building Products segment decreased 16 percent versus the second quarter of 2022. During the quarter, orders in the new construction market were weaker than those in the remodel/retrofit channel.

Fiscal Year 2023 Outlook
•Demand environment. The Corporation expects second half organic revenue to grow at a rate in the low single-digits for Workplace Furnishings. This outlook is consistent with first half order patterns.
In Residential Building Products, the Corporation expects year-over-year revenue declines to moderate in the second half due to lower prior-year comparisons, moving past the normalization of trade inventory in the remodel/retrofit channel, and improved trends in new construction. The Corporation expects

Residential Building Products revenue to decline at a year-over-year rate in the high teens during the second half of 2023 with the fourth quarter declining at a slower rate than the third quarter.
•Third quarter commentary. The Corporation expects third quarter 2023 non-GAAP EPS to be modestly below third quarter 2022 levels primarily due to lower volume in Residential Building Products and normalization of variable compensation, partially offset by higher profitability in Workplace Furnishings.
•Impact of Kimball International excluding Poppin. For 2023, the Corporation expects the Kimball International acquisition excluding the impact of Poppin to be solidly accretive to non-GAAP EPS and add $340 to $370 million of revenue. The benefit to non-GAAP EPS is expected to be greatest in the fourth quarter.
•Impact of Poppin. The Corporation expects to complete the divestiture of Poppin during the third quarter of 2023. Prior to the exit, Poppin is expected to generate an operating loss of $3.5 to $4.0 million and revenue of $7 to $9 million during the third quarter.

Concluding Remarks
“Our second quarter results show the ongoing potential of our profit transformation initiatives, and there are many additional opportunities ahead. As we look to the remainder of the year, we expect continued year-over-year profit and margin improvement in Workplace Furnishings.

“The addition of Kimball International will strengthen our business. It better positions us to lead in the evolving workplace environment and provides new opportunities for profit growth. We are increasingly confident in the combination’s strategic and financial benefits.

“In Residential Building Products, we have demonstrated the ability to grow profit over the long-term and will continue to invest in our growth strategies, even as we navigate near-term headwinds in the housing space. The intermediate- to long-term fundamentals of the housing market are strong as the market remains undersupplied, and demographic trends will continue to support demand. Our market-leading brands, product depth, and price-point breadth uniquely position us to drive high-margin growth through category awareness and product innovation as we continue to leverage our owned installing-distribution footprint.

“Our core strategies are unchanged and gaining momentum. We will continue to expand margins in Workplace Furnishings and drive long-term revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Tuesday, August 8, 2023 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2023 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Tuesday, August 8, 2023 at 1:00 p.m. (Central) through Tuesday, August 15, 2023, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains “forward-looking” statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, the anticipated benefits of the acquisition of Kimball International and sale of Poppin, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International and sale of Poppin; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$563.5	$621.7	$1,042.5	$1,194.1
Cost of sales	347.9	401.2	652.7	776.6
Gross profit	215.5	220.6	389.8	417.5
Selling and administrative expenses	211.0	189.7	378.9	366.1
Restructuring and impairment charges	8.1	1.0	8.1	1.0
Operating income (loss)	(3.6)	29.9	2.9	50.3
Interest expense, net	5.5	2.1	8.2	4.1
Income (loss) before income taxes	(9.0)	27.8	(5.3)	46.2
Income taxes	3.8	(2.5)	6.0	1.8
Net income (loss)	(12.8)	30.3	(11.3)	44.5
Less: Net income (loss) attributable to non-controlling interest	(0.0)	0.0	(0.0)	(0.0)
Net income (loss) attributable to HNI Corporation	$(12.8)	$30.3	$(11.3)	$44.5

Average number of common shares outstanding – basic	43.3	41.8	42.4	42.1
Net income (loss) attributable to HNI Corporation per common share – basic	$(0.30)	$0.73	$(0.27)	$1.06
Average number of common shares outstanding – diluted	43.3	42.4	42.4	42.7
Net income (loss) attributable to HNI Corporation per common share – diluted	$(0.30)	$0.72	$(0.27)	$1.04

Foreign currency translation adjustments	$(0.0)	$(1.3)	$0.0	$(1.8)
Change in unrealized gains (losses) on marketable securities, net of tax	(0.1)	(0.1)	0.1	(0.5)
Change in derivative financial instruments, net of tax	—	0.1	(0.1)	1.0
Other comprehensive income (loss), net of tax	(0.1)	(1.3)	0.0	(1.3)
Comprehensive income (loss)	(12.9)	29.0	(11.2)	43.1
Less: Comprehensive income (loss) attributable to non-controlling interest	(0.0)	0.0	(0.0)	(0.0)
Comprehensive income (loss) attributable to HNI Corporation	$(12.9)	$29.0	$(11.2)	$43.1

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 1, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$23.8	$17.4
Short-term investments	5.7	2.0
Receivables	258.1	218.4
Allowance for doubtful accounts	(2.6)	(3.2)
Inventories, net	234.8	180.1
Prepaid expenses and other current assets	58.9	52.5
Assets held for sale	18.9	1.9
Total Current Assets	597.7	469.2
Property, Plant, and Equipment:
Land and land improvements	58.5	30.8
Buildings	410.0	275.4
Machinery and equipment	682.7	602.6
Construction in progress	41.7	34.2
	1,192.9	942.9
Less accumulated depreciation	(613.3)	(590.3)
Net Property, Plant, and Equipment	579.6	352.5
Right-of-use Finance Leases	11.8	11.4
Right-of-use Operating Leases	124.3	88.4
Goodwill and Other Intangible Assets, net	701.8	439.8
Other Assets	60.4	53.2
Total Assets	$2,075.6	$1,414.5
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$438.8	$367.7
Current maturities of debt	1.1	1.3
Current maturities of other long-term obligations	7.3	2.1
Current lease obligations - Finance	4.0	3.7
Current lease obligations - Operating	23.8	20.3
Liabilities held for sale	14.4	—
Total Current Liabilities	489.4	395.1
Long-Term Debt	597.1	188.8
Long-Term Lease Obligations - Finance	7.7	7.7
Long-Term Lease Obligations - Operating	114.0	78.9
Other Long-Term Liabilities	79.3	66.3
Deferred Income Taxes	72.9	61.0
Total Liabilities	1,360.3	797.7
Equity:
HNI Corporation shareholders’ equity	715.0	616.5
Non-controlling interest	0.3	0.3
Total Equity	715.3	616.8
Total Liabilities and Equity	$2,075.6	$1,414.5

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	July 1, 2023	July 2, 2022
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$(11.3)	$44.5
Non-cash items included in net income (loss):
Depreciation and amortization	42.7	42.4
Other post-retirement and post-employment benefits	0.5	0.7
Stock-based compensation	7.6	8.5
Deferred income taxes	(9.5)	(13.4)
Other – net	2.3	0.6
Net increase (decrease) in cash from operating assets and liabilities	4.8	(105.0)
Increase (decrease) in other liabilities	2.7	(3.5)
Net cash flows from (to) operating activities	39.8	(25.2)

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(37.7)	(27.9)
Acquisition spending, net of cash acquired	(369.8)	(9.3)
Capitalized software	(3.4)	(5.3)
Purchase of investments	(3.1)	(1.8)
Sales or maturities of investments	3.0	1.5
Other – net	0.2	—
Net cash flows from (to) investing activities	(410.8)	(42.8)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(161.7)	(159.3)
Proceeds from debt	572.3	291.8
Dividends paid	(28.6)	(26.7)
Purchase of HNI Corporation common stock	—	(65.2)
Proceeds from sales of HNI Corporation common stock	1.2	3.4
Other – net	(5.9)	(2.5)
Net cash flows from (to) financing activities	377.3	41.5

Net increase (decrease) in cash and cash equivalents including cash classified within current assets held for sale	6.3	(26.5)
Less: net increase in cash classified within current assets held for sale	—	6.2
Net increase (decrease) in cash and cash equivalents	6.3	(32.7)
Cash and cash equivalents at beginning of period	17.4	52.3
Cash and cash equivalents at end of period	$23.8	$19.6

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net Sales:
Workplace furnishings	$413.0	$406.7	$712.7	$759.8
Residential building products	150.4	215.1	329.8	434.3
Total	$563.5	$621.7	$1,042.5	$1,194.1

Income (Loss) Before Income Taxes:
Workplace furnishings	$15.9	$11.9	$11.9	$5.5
Residential building products	15.6	37.0	43.6	77.3
General corporate	(35.0)	(19.0)	(52.7)	(32.5)
Operating income (loss)	(3.6)	29.9	2.9	50.3
Interest expense, net	5.5	2.1	8.2	4.1
Total	$(9.0)	$27.8	$(5.3)	$46.2

Depreciation and Amortization Expense:
Workplace furnishings	$13.8	$11.7	$25.0	$23.2
Residential building products	3.4	3.1	6.7	6.1
General corporate	5.4	6.6	11.0	13.1
Total	$22.6	$21.3	$42.7	$42.4

Capital Expenditures (including capitalized software):
Workplace furnishings	$17.9	$8.2	$31.8	$16.4
Residential building products	2.4	2.7	7.4	8.5
General corporate	0.9	4.1	2.0	8.4
Total	$21.1	$15.0	$41.2	$33.2

			As of July 1, 2023	As of December 31, 2022
Identifiable Assets:
Workplace furnishings			$1,440.8	$761.5
Residential building products			491.5	493.0
General corporate			143.3	160.0
Total			$2,075.6	$1,414.5

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted shares (i.e., EPS). These measures are adjusted from the comparable GAAP measure to exclude the impacts of the selected items as summarized in the following tables. In the current period, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to nondeductible charges associated with the acquisition of Kimball International. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP components. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the current period exclusion of net sales of Kimball International, Inc. and a residential building products company acquired in the second quarter of 2022, as well as the exclusion of the prior period net sales of the Lamex business that was divested in the third quarter of 2022. The transactions excluded for purposes of other non-GAAP financial information in this earnings release include: legal, advisory, banker, and other professional fees, as well as change-in-control employee costs, related to the acquisition of Kimball International; current and prior period restructuring charges recorded to cost of sales comprised of inventory valuation adjustments and relocation and new facility setup costs in the Workplace Furnishings segment; cost reduction actions primarily related to the Residential Building Products segment; restructuring costs in the Workplace Furnishings segment related to the planned exit of Poppin; current impairment charges in the Workplace Furnishings segment related to the planned sale of an office building and the disposal of information technology assets; prior period impairment charges at corporate related to an equity investment. Nonrecurring tax items in the prior period are related to the divestiture of the Lamex business.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2023			July 2, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$413.0	$150.4	$563.5	$406.7	$215.1	$621.7
% change from PY	1.6%	(30.1%)	(9.4%)

Less: Acquisitions	56.0	0.9	56.9	—	—	—
Less: Divestiture	—	—	—	27.0	—	27.0

Organic Sales (non-GAAP)	$357.1	$149.5	$506.6	$379.6	$215.1	$594.7
% change from PY	(5.9%)	(30.5%)	(14.8%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023
	Gross Profit	Operating Income (Loss)	Tax	Net Income (Loss)	EPS
As reported (GAAP)	$215.5	$(3.6)	$3.8	$(12.8)	$(0.30)
% of net sales	38.3%	(0.6%)		(2.3%)
Tax %			(41.8%)

Restructuring charges	(0.2)	7.2	1.6	5.6	0.13
Impairment charges	—	0.6	0.1	0.5	0.01
Cost reduction actions	—	1.1	0.2	0.8	0.02
Acquisition costs	—	31.3	1.2	30.1	0.69

Results (non-GAAP)	$215.3	$36.6	$7.0	$24.1	$0.55
% of net sales	38.2%	6.5%		4.3%
Tax %			22.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2023
	Legacy HNI	KII	Poppin	Consolidated HNI
Gross Profit as reported (GAAP)	$192.7	$20.9	$2.0	$215.5
% of net sales	38.0%	40.2%	49.1%	38.3%

Restructuring charges recorded to cost of sales	(0.2)	—	—	(0.2)
Gross Profit (non-GAAP)	$192.4	$20.9	$2.0	$215.3
% of net sales	37.9%	40.2%	49.1%	38.2%

Operating income (loss) as reported (GAAP)	$8.9	$(5.3)	$(7.1)	$(3.6)
% of net sales	1.8%	(10.3%)	(179.6%)	(0.6%)

Restructuring charges	1.2	—	6.0	7.2
Impairment charges	0.6	—	—	0.6
Cost reduction actions	1.1	—	—	1.1
Acquisition costs	20.9	10.3	—	31.3
Operating income (loss) (non-GAAP)	$32.7	$5.0	$(1.1)	$36.6
% of net sales	6.5%	9.6%	(28.7%)	6.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023
GAAP (as reported):	Legacy HNI	Consolidated HNI
Operating income (loss)	$8.9	$(3.6)
Interest expense, net	3.0	5.5
Income taxes (-41.8%)	(2.5)	3.8
Net income (loss)	$8.4	$(12.8)
Average number of common shares outstanding – diluted	42.2	43.3
EPS - Diluted	$0.20	$(0.30)

Non-GAAP:
Operating income	$32.7	$36.6
Interest expense, net	3.0	5.5
Income taxes (22.4%)	6.7	7.0
Net income	$23.1	$24.1
Average number of common shares outstanding – diluted	42.2	43.9
EPS - Diluted	$0.55	$0.55

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 2, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$220.6	$29.9	$(2.5)	$30.3	$0.72
% of net sales	35.5%	4.8%		4.9%
Tax %			(9.0%)

Restructuring charges	0.2	0.2	0.0	0.1	0.00
Impairment charges	—	1.0	0.2	0.8	0.02
Income tax adjustment	—	—	9.1	(9.1)	(0.21)
Results (non-GAAP)	$220.8	$31.1	$6.9	$22.1	$0.52
% of net sales	35.5%	5.0%		3.6%
Tax %			23.7%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2023				July 2, 2022
	Legacy Workplace Furnishings	KII	Poppin	Total Workplace Furnishings	Total Workplace Furnishings	Total Change
Operating income (loss) as reported (GAAP)	$28.4	$(5.3)	$(7.1)	$15.9	$11.9	33.1%
% of net sales	7.9%	(10.3%)	(179.6%)	3.8%	2.9%

Impairment charges	0.6	—	—	0.6	—
Restructuring charges	1.2	—	6.0	7.2	0.2
Acquisition costs	—	10.3	—	10.3	—

Operating income (loss) (non-GAAP)	$30.2	$5.0	$(1.1)	$34.0	$12.1	180.9%
% of net sales	8.5%	9.6%	(28.7%)	8.2%	3.0%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2023	July 2, 2022	Percent Change
Operating income as reported (GAAP)	$15.6	$37.0	(57.9%)
% of net sales	10.3%	17.2%

Cost reduction actions	1.3	—

Operating income (non-GAAP)	$16.8	$37.0	(54.5%)
% of net sales	11.2%	17.2%